Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281918) and Form S-8 (No. 333-257100 and 333-279961) of HF Foods Group Inc. (the Company) of our reports dated March 17, 2025, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024.

/s/ BDO USA, P.C.
Troy, Michigan
March 17, 2025